Exhibit 23.6

Gaffney, Cline & Associates

5555 San Felipe Street
Suite 550
Houston, TX 77056
Telephone: +1 713 850 9955

www.gaffney-cline.com

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS

We hereby consent to the references to our firm in this Registration Statement on Form S-4 and all appendixes, exhibits and attachments thereto (including the related prospectus) filed by Santa Maria Energy Corporation, and to the use of our audit of their reserves and reserves present value as of December 31, 2011 for Santa Maria Energy Holdings LLC and its predecessors (the “Registration Statement”). We also consent to all references to our firm in the prospectus included in such Registration Statement, including under the heading “Experts”.

Sincerely,

GAFFNEY, CLINE & ASSOCIATES, INC.

/s/ Rawdon J.H. Seager
Name: Rawdon J.H. Seager
Title: Technical Director

February 21, 2014
Houston, Texas